Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports First Quarter Results

ST. LOUIS (Feb. 6, 2019) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2019 first quarter ended December 31, 2018. Highlights include:

•	First quarter fiscal 2019 earnings per diluted share of $1.32, compared to $2.39 a year ago including $1.24 in adjustments for the impact of tax reform from the Tax Cuts and Jobs Act
•	Net economic earnings* per share of $1.30, up from $1.19 a year ago, reflecting growth in both our Gas Utility and Gas Marketing segments
•	Construction commences on Spire STL Pipeline

“We are off to another strong start this fiscal year. With increasing contributions from our gas utilities and Spire Marketing, we continue to grow and strengthen Spire for long-term success through our utilities and gas-related businesses,” said Suzanne Sitherwood, president and chief executive officer of Spire. “Thanks to our investments in organic growth, infrastructure upgrades and technology, we’re well positioned to deliver both improved operating performance and increased earnings per share, while continuing to keep our promise to bring people and energy together in ways that enrich lives and support the communities we serve.”

First Quarter Results	Three Months Ended December 31,
	(Millions)		(Per Diluted Share)
	2018	2017	2018	2017
Net Economic Earnings (Loss)* by Segment
Gas Utility	$66.4	$59.5	$1.31	$1.22
Gas Marketing	8.3	3.6	0.16	0.08
Other	(8.8)	(5.2)	(0.17)	(0.11)
Total	$65.9	$57.9	$1.30	$1.19
Fair value adjustments, pre-tax	2.2	(0.7)	0.04	(0.02)
Acquisition-related costs, pre-tax	(0.4)	(1.7)	(0.01)	(0.04)
Income tax effect of pre-tax adjustments	(0.4)	0.6	(0.01)	0.02
Effect of the Tax Cuts and Jobs Act	—	59.9	—	1.24
Net Income	$67.3	$116.0	$1.32	$2.39
Weighted Average Diluted Shares Outstanding	50.8	48.4

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net income for the three months ended December 31, the first quarter of our fiscal year, was $67.3 million ($1.32 per diluted share), down from $116.o million ($2.39 per share) a year ago. The prior year period included $59.9 million (or $1.24 per share) in non-cash adjustments to reflect the estimated impact of federal tax reform from the Tax Cuts and Jobs Act.

Net economic earnings (NEE) for the first quarter of fiscal 2019 was $65.9 million ($1.30 per share), up from $57.9 million ($1.19 per share) last year, reflecting improved Gas Utility and Gas Marketing results, partially offset by higher corporate costs and the operating loss from Spire Storage. Current year per share amounts reflect our successful equity offering completed on May 10, 2018 of 2.3 million shares (or 4.8 percent of our then outstanding shares).

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these impacts included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-off of assets that were disallowed in our 2018 Missouri rate proceedings.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. First quarter NEE was $66.4 million, up from $59.5 million in the prior year, reflecting a slightly higher contribution margin and lower effective tax rates due to tax reform, partially offset by higher expenses.

Contribution margin increased $2.0 million, which includes reductions totaling $14.0 million related to lower customer rates due to tax reform that is largely offset by lower income tax expense. As a result, there is minimal impact to net income in the quarter. Margins excluding the customer rate reduction were up $16.0 million, or 6.3 percent. The increase reflects higher usage from colder weather, and the rate increase and change in rate design at the Missouri utilities resulting from the 2018 rate cases, as well as modest customer growth.

Operation and maintenance (O&M) expenses of $102.5 million for the quarter were up $3.5 million, driven by $4.1 million in higher benefit and energy efficiency costs reset in our Missouri rate cases. Costs net of these adjustments were down slightly from last year. Depreciation and amortization expenses increased by $3.4 million from last year, reflecting higher capital investment. Taxes other than income taxes increased $2.5 million reflecting higher volume-driven gross receipts taxes.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the central and southern United States. First quarter NEE was $8.3 million, up from $3.6 million in the prior year, reflecting higher sales volumes driven by the geographic expansion of our business and favorable market conditions. Colder weather and ongoing basis differentials increased the value of our services delivered through optimizing our supply, transportation and storage portfolio.

Other

Other gas-related operations and corporate costs on a NEE basis for the first quarter were $8.8 million in fiscal 2019, up from $5.2 million a year ago. The increase is largely due to the inclusion of an operating loss for Spire Storage, which was excluded from NEE in the prior year, partially offset by non-cash Allowance for Funds Used During Construction (AFUDC) earnings for Spire STL Pipeline.

Pipelines and Storage

We continue to develop our gas-related businesses as part of our long-term growth strategy, including Spire STL Pipeline and Spire Storage.

Spire STL Pipeline

Following the securing of land access for Spire STL Pipeline in December, our contractor (Michels) has started construction, including preparing sites along the route for the installation of pipe and ancillary facilities. The 65-mile natural gas supply pipeline will provide Spire Missouri East with access to lower-cost shale gas from the Marcellus and Utica producing regions. The pipeline will also enhance reliability and the diversity of our physical transportation portfolio.

Based on the current project schedule, we are targeting an in-service date by the end of our fiscal year. The estimated project cost remains $210 million - $225 million.

Spire Storage

On January 25, 2019, the Federal Energy Regulatory Commission (FERC) approved our application to combine the operations of our two adjacent storage facilities in Wyoming into one FERC certificate with a market-based tariff. This will reduce processing costs and promote greater efficiency and reliability. With this approval, we are now integrating the two facilities and finalizing our development plan. That plan, designed to take advantage of expanded opportunities in the region, will likely include additional investments in infrastructure and resources to increase injection and withdrawal capabilities, expand working gas capacity, and improve overall operating performance. We expect Spire Storage to contribute to earnings in fiscal 2020 and beyond. The operating results of Spire Storage are included in Other.

Spire Storage, with a maximum certificated working gas capacity of 39 Bcf, is strategically located near the Opal hub and interconnects with five interstate pipes including the Kern River Pipeline. It serves a wide range of natural gas markets throughout the Rockies and western United States.

Balance Sheets and Cash Flows

We maintain a strong capital structure with ample liquidity. At December 31, 2018, our long-term capitalization was 51.3 percent equity, compared to 49.4 percent equity a year ago.

On December 3, 2018, Spire Missouri completed and fully funded a $100 million, 3-year term loan, with borrowings bearing interest at a variable rate. Proceeds were used to refinance a majority of maturing Spire Missouri debt. On January 15, 2019, Spire Alabama closed a $90 million private placement of 30-year Senior Notes with a 4.64 percent coupon. Spire Alabama used the proceeds to repay short-term debt and for general corporate purposes.

Short-term borrowings outstanding at December 31, 2018 were $626.1 million, compared to $583.6 million a year ago. These levels reflect the highly seasonal nature of our working capital needs, which typically peak in this time period. We retain significant capacity in our $975 million revolving credit facility and related commercial paper program to meet our liquidity needs.

Net cash provided by operating activities was $70.4 million for the three months ended December 31, 2018, compared to $17.9 million for the fiscal first quarter a year ago. The increase was largely driven by fluctuations in working capital items. Capital expenditures for the first quarter of fiscal 2019 were $206.8 million, up from $110.8 million in the prior year. This increase reflects increased investment in infrastructure upgrades and for support of customer growth and new business development initiatives, as well as development of Spire STL Pipeline and Spire Storage.

For additional details on Spire’s results for the first quarter of fiscal 2019, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

Missouri Regulatory Update

On January 14, 2019, Spire Missouri filed with the Missouri Public Service Commission (MoPSC) a request to increase Infrastructure System Replacement Surcharge (ISRS) revenues by $19.0 million. The ISRS mechanism allows for more timely recovery of investments in infrastructure upgrades that improve the integrity and safety of our distribution system.

The filing includes $3.2 million of recovery related to replacement of certain pipeline materials that were not approved as part of Spire Missouri’s June 2018 ISRS filing. During that filing, the MoPSC instituted new information requirements which Spire Missouri included in its January filing. New rates are to be effective within 120 days of our filing, or by mid-May 2019.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.5925 per share, payable April 2, 2019, to shareholders of record on March 11, 2019. We have continuously paid a cash dividend since 1946, with 2019 marking the 16th consecutive year of increasing dividends on an annualized basis.

Earnings Guidance and Outlook

We affirm our fiscal 2019 NEE guidance range of $3.70 - $3.80 per diluted share. Our longer-term NEE per share growth target remains 4 - 7 percent. The base for this growth rate is fiscal 2018 earnings, less earnings of $0.17 per share from Spire Marketing due to favorable weather-driven market conditions that are not expected to recur in fiscal 2019.

Our capital expenditures forecast for fiscal 2019 remains $650 million and our five-year capital spend outlook for the fiscal years 2018-2022 remains $2.6 billion.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2019 first quarter financial results. To access the call, please dial the applicable number approximately 5 - 10 minutes prior to the start time.

Date and Time:	Wednesday, February 6
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast in a listen-only format for the media and general public, and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on February 6 until March 6 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10127559.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business and pursuing growth through 1) growing organically, 2) investing in infrastructure, 3) acquiring and integrating, and 4) innovation and technology. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these items included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-off of certain long-standing assets as a result of disallowances in our 2018 Missouri rate proceedings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended December 31,
	2018	2017
Operating Revenues:
Gas Utility	$573.8	$541.9
Gas Marketing and other	28.2	19.9
Total Operating Revenues	602.0	561.8
Operating Expenses:
Gas Utility
Natural and propane gas	251.7	240.8
Operation and maintenance	102.5	99.0
Depreciation and amortization	43.7	40.3
Taxes, other than income taxes	39.2	36.7
Total Gas Utility Operating Expenses	437.1	416.8
Gas Marketing and other	59.8	41.0
Total Operating Expenses	496.9	457.8
Operating Income	105.1	104.0
Other Income, Net	2.8	3.3
Interest Charges:
Interest on long-term debt	20.4	20.7
Other interest charges	5.5	3.7
Total Interest Charges	25.9	24.4
Income Before Income Taxes	82.0	82.9
Income Tax Expense (Benefit)	14.7	(33.1)
Net Income	$67.3	$116.0

Weighted Average Number of Shares Outstanding:
Basic	50.6	48.2
Diluted	50.8	48.4

Basic Earnings Per Share	$1.33	$2.40
Diluted Earnings Per Share	$1.32	$2.39
Dividends Declared Per Share	$0.5925	$0.5625

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2018	2018	2017
ASSETS
Utility Plant	$5,754.8	$5,653.3	$5,351.7
Less: Accumulated depreciation and amortization	1,709.5	1,682.8	1,641.0
Net Utility Plant	4,045.3	3,970.5	3,710.7
Non-utility Property	254.5	174.5	105.3
Goodwill	1,171.6	1,171.6	1,171.6
Other Investments	69.5	68.7	66.3
Other Property and Investments	1,495.6	1,414.8	1,343.2
Current Assets:
Cash and cash equivalents	8.4	4.4	6.7
Accounts receivable, net	556.7	296.8	447.6
Delayed customer billings	10.9	6.9	7.5
Inventories	212.7	210.3	204.9
Other	116.6	141.2	185.8
Total Current Assets	905.3	659.6	852.5
Regulatory Assets and Other Deferred Charges	786.0	798.7	794.7
Total Assets	$7,232.2	$6,843.6	$6,701.1

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,533.5	$1,533.4	$1,373.2
Retained earnings	752.9	715.6	703.0
Accumulated other comprehensive (loss) income	(1.8)	6.4	3.0
Total Shareholders' Equity	2,284.6	2,255.4	2,079.2
Redeemable noncontrolling interest	—	7.9	6.5
Long-term debt (less current portion)	1,992.0	1,900.1	2,030.0
Total Capitalization	4,276.6	4,163.4	4,115.7
Current Liabilities:
Current portion of long-term debt	175.0	175.5	105.5
Notes payable	626.1	553.6	583.6
Accounts payable	430.9	290.1	245.6
Advance customer billings	19.8	22.7	27.3
Accrued liabilities and other	311.6	279.8	249.3
Total Current Liabilities	1,563.4	1,321.7	1,211.3
Deferred Credits and Other Liabilities:
Deferred income taxes	453.2	435.8	441.0
Pension and postretirement benefit costs	182.1	180.2	233.6
Asset retirement obligations	324.5	321.1	299.7
Regulatory liabilities	363.4	354.6	335.1
Other	69.0	66.8	64.7
Total Deferred Credits and Other Liabilities	1,392.2	1,358.5	1,374.1
Total Capitalization and Liabilities	$7,232.2	$6,843.6	$6,701.1

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Three Months Ended December 31,
	2018	2017
Operating Activities:
Net Income	$67.3	$116.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44.2	40.4
Deferred income taxes and investment tax credits	12.7	(33.6)
Changes in assets and liabilities	(53.4)	(106.7)
Other	(0.4)	1.8
Net cash provided by operating activities	70.4	17.9

Investing Activities:
Capital expenditures	(206.8)	(110.8)
Business acquisitions	(7.9)	(16.0)
Other	(1.5)	0.1
Net cash used in investing activities	(216.2)	(126.7)

Financing Activities:
Issuance of long-term debt	100.0	30.0
Repayment of long-term debt	(9.1)	-
Issuance of short-term debt, net	72.5	106.3
Issuance of common stock	0.4	0.3
Dividends paid	(28.8)	(25.8)
Other	(2.2)	(2.7)
Net cash provided by financing activities	132.8	108.1

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(13.0)	(0.7)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	21.4	7.4
Cash and Cash Equivalents at End of Period	$8.4	$6.7

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Three Months Ended December 31, 2018
Net Income (Loss) [GAAP]	$66.4	$10.0	$(9.1)	$67.3	$1.32
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(2.2)	—	(2.2)	(0.04)
Acquisition, divestiture and restructuring activities	—	—	0.4	0.4	0.01
Income tax effect of adjustments (1)	—	0.5	(0.1)	0.4	0.01
Net Economic Earnings (Loss) [Non-GAAP]	$66.4	$8.3	$(8.8)	$65.9	$1.30
Diluted EPS [GAAP]	$1.31	$0.19	$(0.18)	$1.32
Net Economic EPS [Non-GAAP] (2)	$1.31	$0.16	$(0.17)	$1.30

Three Months Ended December 31, 2017
Net Income [GAAP]	$45.2	$3.5	$67.3	$116.0	$2.39
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	0.8	—	0.8	0.02
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	—	—	1.7	1.7	0.04
Income tax effect of adjustments (1)	—	(0.2)	(0.4)	(0.6)	(0.02)
Effect of the Tax Cuts and Jobs Act	14.3	(0.4)	(73.8)	(59.9)	(1.24)
Net Economic Earnings (Loss) [Non-GAAP]	$59.5	$3.6	$(5.2)	$57.9	$1.19
Diluted EPS [GAAP]	$0.93	$0.07	$1.39	$2.39
Net Economic EPS [Non-GAAP] (2)	$1.22	$0.08	$(0.11)	$1.19

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.

Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2018
Operating Income (Loss) [GAAP]	$95.6	$12.5	$(3.0)	$—	$105.1
Operation and maintenance expenses	104.9	2.6	7.4	(2.7)	112.2
Depreciation and amortization	43.7	—	0.5	—	44.2
Taxes, other than income taxes	39.2	0.2	0.4	—	39.8
Less: Gross receipts tax expense	(25.9)	—	—	—	(25.9)
Contribution Margin [Non-GAAP]	257.5	15.3	5.3	(2.7)	275.4
Natural and propane gas costs	291.8	10.5	0.1	(1.7)	300.7
Gross receipts tax expense	25.9	—	—	—	25.9
Operating Revenues	$575.2	$25.8	$5.4	$(4.4)	$602.0

Three Months Ended December 31, 2017
Operating Income (Loss) [GAAP]	$100.7	$5.0	$(1.7)	$—	$104.0
Operation and maintenance expenses	100.9	1.6	4.3	(2.3)	104.5
Depreciation and amortization	40.3	—	0.1	—	40.4
Taxes, other than income taxes	36.7	—	—	—	36.7
Less: Gross receipts tax expense	(23.1)	—	—	—	(23.1)
Contribution Margin [Non-GAAP]	255.5	6.6	2.7	(2.3)	262.5
Natural and propane gas costs	263.4	13.0	0.1	(0.3)	276.2
Gross receipts tax expense	23.1	—	—	—	23.1
Operating Revenues	$542.0	$19.6	$2.8	$(2.6)	$561.8